UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”) is entered into as of January 23, 2015, by and among Muscle Maker Franchising, LLC, a New Jersey limited liability company (“Seller”), MMF Target, LLC, a Delaware limited liability company (“Company”), Muscle Maker Brands, LLC, a California limited liability company (“Buyer”) and Muscle Maker, Inc., a California corporation (“Parent”). Each of Seller, Buyer, Company and Parent may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

A.	Seller is the franchisor of restaurants known as MUSCLE MAKER GRILL® restaurants, located throughout the United States, including the MUSCLE MAKER GRILL® restaurant located at 1250-2 Route 27, Colonia Plaza, Colonia, NJ 07067 (collectively, the “Business”);

B.	Immediately prior to the Closing Date, Seller will transfer certain assets of the Business to Company, including all of Seller’s right, title, and interest in, and to MMF Colonia, Inc., a New Jersey corporation (“MMF Colonia”), pursuant to a contribution agreement (the “Contribution Agreement”), substantially in the form attached hereto as Exhibit A, in exchange for all of the issued and outstanding membership interests of Company (the “Company Membership Units”);

C.	On or immediately prior to the date hereof, Parent has contributed to Buyer cash consideration in an amount sufficient for Buyer to meet its obligations hereunder, including the operation of the Business following the Closing in the manner in which it is currently conducted (in an amount not to exceed $75,000), and holds all of the issued and outstanding membership interests of Buyer (the “Buyer Membership Units”);

D.	Seller desires to transfer to Buyer Company Membership Units in an amount that corresponds to twenty-six percent (26%) of the issued and outstanding Company Membership Units in exchange for twenty-six percent (26%) of the Buyer Membership Units;

E.	Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from Seller, seventy-four percent (74%) of the Company Membership Units on the terms and subject to the conditions set forth herein; and

F.	As a result of the within transactions, Buyer will own all of the issued and outstanding Company Membership Units.

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the Parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

For all purposes of this Agreement, the following terms have the meanings indicated:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Asset Acquisition Statements” has the meaning set forth in Section 6.8(b) below.

“Audited Financial Statements” has the meaning set forth in Section 4.5(a) below.

“Business” has the meaning set forth in the Recitals.

“Business Day” means all days other than a Saturday, Sunday, or a day on which banks in New York City are authorized or required by Law to be closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Closing Certificate” has the meaning set forth in Section 6.1(e) below.

“Buyer Membership Units” has the meaning set forth in the recitals.

“Buyer Operating Agreement” has the meaning set forth in Section 2.5 below.

“Closing” means the consummation of the purchase and sale transaction contemplated by this Agreement.

“Closing Cash Consideration” has the meaning set forth in Section 2.3(a) below.

“Closing Date” has the meaning set forth in Section 3.1 below.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Membership Units” has the meaning set forth in the Recitals.

“Contract” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Contribution Agreement” has the meaning set forth in the Recitals.

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“Deferred Payment Note I” has the meaning set forth in Section 2.3(b).

“Deferred Payment Note II” has the meaning set forth in Section 2.3(d).

“Direct Claim” has the meaning set forth in Section 7.3(c) below.

“Disclosure Schedule” means the Disclosure Schedule delivered to Buyer by Seller in connection with this Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Employee” means those Persons employed by Seller in connection with the Business immediately prior to the Closing.

“Escrow Agent” means JPMorgan Chase Bank, NA.

“Escrow Agreement” has the meaning set forth in Section 7.7 below.

“Escrow Amount” means 7.45 percent (7.45%) of Buyer Membership Units (with a dollar value of $57,000 for each 1% of Buyer Membership Units) and Four Hundred Twenty-Five Thousand Three Hundred Fifty Dollars ($425,350).

“Financial Statements” has the meaning set forth in Section 4.5(a) below.

“GAAP” has the meaning set forth in Section 4.5(a) below.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Guaranty” has the meaning set forth in Section 2.3(d).

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, assumed names, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and (f) any manuals relating to operations, training, employment, including materials provided to any licensee or franchisee.

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“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in, or necessary for, the conduct of the Business as it is currently conducted.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.5(a) below.

“Indemnified Party” has the meaning set forth in Section 7.3 below.

“Indemnifying Party” has the meaning set forth in Section 7.3 below.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means a liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” has the meaning set forth in Section 7.1 below.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

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“Material Contract” has the meaning set forth in Section 4.8(a) below.

“Material Suppliers” has the meaning set forth in Section 4.11 below.

“MMF Colonia” has the meaning set forth in the Recitals.

“Morgan Employment Agreement” has the meaning set forth in Section 2.4 below.

“Offering Circulars” has the meaning set forth in Section 4.13(c) below.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Closing Certificate” has the meaning set forth in Section 6.1(f) below.

“Parent Merger” has the meaning set forth in Section 6.11 below.

“Parent Stock” has the meaning set forth in Section 2.3(c) below.

“Party(ies)” has the meaning set forth in the preamble to this Agreement.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrance” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

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“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Acquisition Financings” has the meaning set forth in Section 5.5 below.

“Purchase Price” has the meaning set forth in Section 2.3 below.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” has the meaning set forth in Section 2.3(d).

“Seller Closing Certificate” has the meaning set forth in Section 6.2(e) below.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Members” has the meaning set forth in Section 4.17(a) below.

“Seller’s Knowledge” means the actual knowledge of Rodney Silva or Robert Morgan.

“Silva Employment Agreement” has the meaning set forth in Section 2.4 below.

“Statement of Allocation” has the meaning set forth in Section 6.8(b) below.

“Tax” means any federal, state, local, foreign or other tax (whether income, sales, FICA, Medicare, use, franchise, excise, real or personal property or other kind of tax), assessment, levy, impost, withholding or other governmental charge and includes all interest and penalties thereon.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.3(a) below.

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ARTICLE II

CONTRIBUTION AND PURCHASE AND SALE

2.1 Contribution to Capital.

(a) At or prior to the Closing, Parent shall contribute to the capital of Buyer the Closing Cash Consideration in exchange for all of the issued and outstanding Buyer Membership Units. Parent shall start with an initial capital account in Buyer equal to the Closing Cash Consideration.

(b) Subject to the terms and conditions set forth herein, Seller shall contribute to the capital of Buyer Company Membership Units, representing twenty-six percent (26%) of issued and outstanding Company Membership Units. As consideration for the assignment, transfer, conveyance and delivery of twenty-six percent (26%) of the Company Membership Units to Buyer, Buyer shall issue and deliver to Seller on the Closing Date two thousand six hundred (2,600) Buyer Membership Units, representing twenty-six percent (26%) of the outstanding Buyer Membership Units. Seller shall start with an initial capital account in Buyer equal to One Million Four Hundred Ninety-One Thousand One Hundred Thirty-Five Dollars ($1,491,135).

2.2 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, seventy-four percent (74%) of the issued and outstanding Company Membership Units for the consideration specified in Section 2.3.

2.3 Consideration for Transfer of Company Membership Units.

The aggregate purchase price (the “Purchase Price”) for seventy-four percent (74%) of the Company Membership Units shall be Four Million Two Hundred Forty-Four Thousand Dollars ($4,244,000), which shall be paid to Seller as follows:

(a)	Closing Cash Consideration. Three Million Five Hundred Seventy Thousand Dollars ($3,570,000) (the “Closing Cash Consideration”) shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(b)	Deferred Payment Note I. A promissory note substantially in the form attached hereto as Exhibit B (the “Deferred Payment Note I”) shall be issued by Parent in favor of Seller, which note represents a deferred payment in the principal amount of Four Hundred Thousand Dollars ($400,000). The Deferred Payment Note I shall be payable in three installments be paid by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer as follows:

1.	One Hundred Thousand Dollars ($100,000) no later than six (6) months after the Closing Date;

2.	One Hundred Fifty Thousand Dollars ($150,000) no later than twelve (12) months after the Closing Date; and

3.	One Hundred Fifty Thousand Dollars ($150,000) no later than eighteen (18) months after the Closing Date.

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(c)	Parent Stock. Five Hundred Thousand (500,000) shares of the common stock of Parent (“Parent Stock”) valued at $.14 per share; and

(d)	Deferred Payment Note II. A promissory note substantially in the form attached hereto as Exhibit C (the “Deferred Payment Note II”) shall be issued by Buyer in favor of Seller, which note represents a deferred payment in the principal amount of Two Hundred Thousand Four Dollars ($204,000). The Note shall be payable in full on or prior to March 9, 2015 by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer and shall be secured solely by Buyer’s grant of a first priority security interest in all of the assets of Colonia Muscle Maker Grill as set forth in a security agreement entered into by and among Seller and Buyer, substantially in the form attached hereto as Exhibit D (the “Security Agreement”). The Deferred Payment Note II can be prepaid in whole or part at any time without the payment of any penalty or premium. Parent shall guaranty the payment in the form attached hereto as Exhibit E (the “Guaranty”).

2.4 Employment Agreements. Rodney Silva shall execute an Employment Agreement with Buyer to provide services to Buyer in a form to be reasonably, mutually acceptable to Mr. Silva and Buyer (the “Silva Employment Agreement”). The Silva Employment Agreement shall be for a two (2) year term. Robert Morgan shall execute an Employment Agreement with Buyer to provide services to Buyer in a form to be reasonably, mutually acceptable to Mr. Morgan and Buyer (the “Morgan Employment Agreement”).

2.5 Operating Agreement. At the Closing, Seller and Parent shall execute that certain Operating Agreement between Buyer, Seller and Parent, a copy of which is attached hereto as Exhibit F (the “Buyer Operating Agreement”).

ARTICLE III

CLOSING; TERMINATION

3.1 Date and Place of Closing. If all conditions of Closing set forth in Article VI are either satisfied or waived (other than conditions which by their nature are to be ratified on the Closing Date), the Closing shall take place on January ___, 2015 or such other date as the parties may mutually agree upon, by means of a “virtual” Closing with the electronic exchange of executed documents via facsimile and email necessary to consummate the contemplated transactions and shall be effective as of 12:01AM Pacific Time. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

3.2 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer all of the following:

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(a)	a certificate or certificates representing all of the Company Membership Units duly endorsed for transfer or accompanied by transfer powers duly endorsed in blank;

(b)	the Buyer Operating Agreement, duly executed by Seller;

(c)	the Seller Closing Certificate;

(d)	the Security Agreement, duly executed by Seller;

(e)	the Guaranty, duly executed by Seller;

(f)	the Escrow Agreement, duly executed by Seller;

(g)	the Silva Employment Agreement and the Morgan Employment Agreement duly executed by Rodney Silva and Robert Morgan, respectively;

(h)	a stock certificate issued by MMF Colonia to Company representing 100% percent of the issued and outstanding equity interests of MMF Colonia;

(i)	all documentation necessary to transfer and to evidence the transfer of Seller’s Intellectual Property Assets pursuant to the Contribution Agreement with the United States Patent and Trademark office and any other state Governmental Authority which has granted such rights;

(j)	A duly executed Operating Agreement for the Company;

(k)	A duly executed copy of the Contribution Agreement; and

(l)	such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

3.3 Deliveries by Buyer and Parent. At the Closing, Buyer and Parent, as applicable, shall deliver to Seller:

(a)	the Closing Cash Consideration;

(b)	the Deferred Payment Note I;

(c)	a stock certificate in the name of Seller representing 500,000 shares of Parent Stock (Seller shall be allowed to transfer such shares of Parent Stock to some or all of its members without further consent of Buyer or Parent on a one time basis). However, Seller shall only do so in a manner which complies with all applicable state and federal securities laws;

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(d)	the Deferred Payment Note II;

(e)	a certificate in the name of Seller representing the Buyer Membership Units (Seller shall be allowed to transfer the Buyer Membership Units to some or all of its members without further consent of Buyer or Parent on a one time basis);

(f)	the Buyer Operating Agreement, duly executed by Buyer and Parent;

(g)	the Security Agreement, duly executed by Buyer;

(h)	the Buyer Closing Certificate;

(i)	the Guaranty, duly executed by Parent;

(j)	the Escrow Agreement, duly executed by Buyer;

(k)	the Silva Employment Agreement and the Morgan Employment Agreement duly executed by Buyer;

(k)	the Parent Closing Certificate; and

(l)	such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

3.4 Termination. This Agreement may be terminated only by (a) the mutual written consent of the Parties, (b) upon a material breach of this Agreement by either Party after giving the other Party written notice and ten (10) business days to cure the breach, or (c) automatically as of February 28, 2015, in the event that the Closing does not occur, unless extended by the mutual written consent of the Parties.

3.5 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 3.4, this Agreement shall immediately become void and there shall be no liability on the part of any Party hereto except:

(a) in the event that the Agreement is terminated as a result of a material breach, the breaching Party shall be liable for such breach;

(b) as set forth in Section 3.4, Section 6.7 and Article IX hereof; and

(c) that nothing herein shall relieve any Party from liability for any intentional breach of any provisions hereof.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer’s willingness to enter into and perform this Agreement, except as set forth in the Disclosure Schedule, Seller represents and warrants to Buyer that the following statements are true and correct as of the date hereof:

4.1 Organization of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New Jersey.

4.2 Organization of Company. Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.

4.3 Authority of Seller. This Agreement has been duly executed and delivered by Seller. No other company proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally or by rules of law governing specific performance, injunctive relief or other equitable principles (regardless of whether such principles are considered in a proceeding at law or in equity).

4.4 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

(a) Conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Seller;

(b) Except as set forth in Section 4.4 of the Disclosure Schedule, conflict with or result in a violation or breach of any provision of any Law applicable to Seller that would result in a Material Adverse Effect;

(c) Except as set forth in Section 4.4 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller is a party or by which Seller is bound that would result in a Material Adverse Effect; or

(d) Result in the creation or imposition of any Encumbrance other than a Permitted Encumbrance.

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(e) To Seller’s Knowledge, other than as set forth in Section 4.4 of the Disclosure Schedule, no consent, approval, Permit, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.5 Financial Statements.

(a) Seller has previously delivered or made available to Buyer the audited financial statements of Seller consisting of the balance sheet as of December 31 in each of the years 2011, 2012, and 2013 and the related statements of income and cash flow for the years then ended (the “Audited Financial Statements”) and interim financial statements consisting of the balance sheet of Seller as at October 31, 2014 and the related statements of income for the ten-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) at year end and to the best of Seller’s Knowledge are true, correct, complete, and not misleading.

(b) The Financial Statements are complete and correct and have been prepared from and substantially conform to the books and records of the Business and present fairly in all material respects the financial condition and results of operations of the Business as of the dates they were prepared and the result of operations of the Business for the periods indicated.

4.6 Undisclosed Liabilities. Except as set forth in Section 4.6 of the Disclosure Schedule, Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Business Financial Statements as of October 31, 2014, (b) those which have been incurred in the ordinary course of business consistent with past practice since October 31, 2014, and which are not, individually or in the aggregate, in excess of $5,000, and (c) those which are subject to normal and recurring year-end adjustments which are not material in amount or effect.

4.7 Absence of Certain Changes, Events and Conditions. Since October 31, 2014, and except as listed on Section 4.7 of the Disclosure Schedule, none of the following has occurred, except that which would not have a Material Adverse Effect:

(a) material change in any method of accounting or accounting practice for the Business, except as otherwise required by applicable law or pursuant to GAAP;

(b) entry into any Material Contract except in the ordinary course of business;

(c) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business in an aggregate amount exceeding $10,000;

(d) transfer, assignment, sale, lien, or other disposition of any asset of the Business except in the ordinary course of business;

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(e) cancellation of any debts or claims or amendment, termination or waiver of any rights except in the ordinary course of business;

(f) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any of the Intellectual Property;

(g) material damage, destruction or loss, or any material interruption in use, of any assets of the Business, whether or not covered by insurance;

(h) grant of any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of any Employees, other than as provided for in any preexisting written agreements or consistent with past practice, or change in the terms of employment for any Employee;

(i) loan to, or entry into any other transaction with, any member, manager or employee of Seller;

(j) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing;

(k) any material change in the way in which the Business has been operated;

(l) any material change in the ability of Seller to franchise the Business; or

(m) any asserted or threatened material claim or any asserted or threatened material action against the Business by any Person or Governmental Authority which is not set forth in detail in the Disclosure Schedule.

4.8 Material Contracts.

(a) Section 4.8 of the Disclosure Schedule lists each of the following Contracts to which Seller is a party or by which it is bound in connection with the Business, excluding the contracts executed in association with this Agreement (such Contracts listed or otherwise disclosed in Section 4.8 of the Disclosure Schedule and all Contracts relating to the Intellectual Property set forth in Section 4.10(c) and Section 4.10(e) of the Disclosure Schedule, being “Material Contracts”):

(i) Contracts involving aggregate consideration in excess of $5,000 and which, in each case, cannot be cancelled without penalty or without more than 30 days’ notice;

(ii) Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii) Contracts that provide for the indemnification of any Person or the assumption of any tax, or other Liability of any Person;

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(iv) Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) Broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) Agreements with independent contractors or consultants (or similar arrangements) which are not cancellable without penalty or without more than thirty (30) days’ notice;

(vii) Except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii) Contracts with any Governmental Authority;

(ix) Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) Joint venture, partnership or similar Contracts;

(xi) Contracts for the sale of any of the assets of the Business or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the assets of the Business;

(xii) Powers of attorney with respect to the Business;

(xiii) Collective bargaining agreements or Contracts with any labor organization, union or association;

(xiv) Franchise agreements and any agreement, modifying or cancelling any franchise; and

(xv) other Contracts that are material to the operation of the Business as it is currently conducted and not previously disclosed pursuant to this Section 4.8(a).

(b) Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, to Seller’s Knowledge, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided or made available to Buyer. Except as set forth in Section 4.8(b) of the Disclosure Schedule, there are no disputes pending or, to Seller’s Knowledge, threatened under any Material Contract.

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4.9 Sufficiency of Assets. The tangible personal property that will be owned or leased by the Company as of the Closing Date is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted, provided that no cash or cash equivalents will be transferred to the Company, which may impact the conduct of the Business.

4.10 Intellectual Property.

(a) Section 4.10(a) of the Disclosure Schedule lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations, the lack of which would have a Material Adverse Effect, have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all registrations relating to the Intellectual Property Registrations, the lack of which would have a Material Adverse Effect, are otherwise in good standing. Seller has provided Buyer, to Buyer’s satisfaction at the time of Closing, with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b) Seller owns and the Company will own as of the Closing Date all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances. Without limiting the generality of the foregoing, as of the Closing Date, Seller will have entered into binding, written agreements with every current and former employee of Seller, and with every current and former independent contractor who worked on or with Intellectual Property Assets, whereby such employees and independent contractors (i) assign to Company any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Company’s exclusive ownership of all Intellectual Property Assets. Seller is as and as of the Closing Date Company will be, to Seller’s Knowledge, in full compliance with all legal requirements applicable to the Intellectual Property Assets and Seller and Company’s ownership and use thereof.

(c) Section 4.10(c) of the Disclosure Schedule lists all Intellectual Property Licenses. Seller has made available to or provided Buyer with true and complete copies of all such Intellectual Property Licenses. All such Intellectual Property Licenses are valid, binding and enforceable against the parties thereto, and the parties are in full compliance with the terms and conditions of such Intellectual Property Licenses.

(d) The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Licenses as currently or formerly owned, licensed or used by Company and the conduct of the Business as currently and formerly conducted by Seller and proposed to be conducted by Company have not, do not and will not, to Seller’s Knowledge, infringe, violate or misappropriate the Intellectual Property of any Person. Seller has not received any written communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation.

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(e) Section 4.10(e) of the Disclosure Schedule lists all licenses, sublicenses and other agreements pursuant to which Seller has granted rights or authority to any Person with respect to any Intellectual Property Assets. Seller has made available to or provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between parties thereto, and such parties are, to Seller’s Knowledge, in full compliance with the terms and conditions of such agreements, and, to Seller’s Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets.

4.11 Suppliers. Section 4.11 of the Disclosure Schedule sets forth (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $5,000 for the period between July 1, 2014, and October 31, 2014 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period.

4.12 Legal Proceedings.

(a) Other than as set forth in Section 4.12 of the Disclosure Schedule there are no Actions pending or, to Seller’s Knowledge, threatened, against or by Seller (a) relating to or affecting the Business, which if determined adversely to Seller would result in a Material Adverse Effect; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; and no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action.

(b) There are no outstanding and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

4.13 Compliance with Laws; Permits. Except as set forth in Section 4.13 of the Disclosure Schedule:

(a) to Seller’s Knowledge, Seller and the Company are and as of the Closing Date will be, in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of its properties or assets.

(b) all Permits required for Company to conduct the Business as currently conducted, the lack of which would have a Material Adverse Effect, have been obtained by Seller and are valid and in full force and effect. All material fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.13(b) of the Disclosure Schedule lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted, including the names of the Permits and their respective dates of issuance and expiration. To Seller’s Knowledge no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.13(b) of the Disclosure Schedule.

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(c) Seller’s franchise offering circulars (the “Offering Circulars”) and franchise agreements comply in all material respects with all Laws, statutes, rules, and regulations in each jurisdiction in which they have been used by Seller. The Offering Circulars, the form of franchise agreements used by Seller and a list of the states in which each has been used are set forth in Section 4.13(c) of the Disclosure Schedule. To Seller’s Knowledge, Seller has complied in all material respects with all applicable franchise laws in each state in which it has marketed or sold a franchise.

4.14 Employment Matters.

(a) Section 4.14 of the Disclosure Schedule contains a list of all persons who are Employees, consultants, or contractors of the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all commissions and bonuses payable to Employees, consultants, or contractors of the Business for services performed on or prior to the date of Closing have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any commissions, bonuses or increases in compensation. Company shall have the right, in its sole discretion, to employ, retain, or contract with any of the Employees. As of the Closing, no amount will be owed to any Employee, consultant, or contractor of the Business.

(b) Seller is not party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of their respective Employees, and to Seller’s Knowledge, there are no labor organizations representing, purporting to represent or attempting to represent any Employee.

(c) To Seller’s Knowledge, Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, except to the extent non-compliance would not result in a Material Adverse Effect. To Seller’s Knowledge, all individuals characterized and treated by Seller as consultants or contractors of the Business are properly treated as independent contractors under all applicable Laws.

(d) The representations and warranties set forth in this Section 4.14 are Seller’s sole and exclusive representations and warranties regarding employment matters.

4.15 Taxes. Except as set forth in Section 4.15 of the Disclosure Schedule:

(a) All Tax Returns with respect to the Business required to be filed by Seller for any period prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

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(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e) Seller has not been notified in writing of any pending Action by any taxing authority. To Seller’s Knowledge, there are no threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the assets of the Business nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the assets of the Business (other than for current Taxes not yet due and payable).

4.16 Brokers. Except as set forth in Section 4.16 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

4.17 Securities Law Matters.

(a) Seller is acquiring Buyer Membership Units and shares of Parent Stock for the purpose of investment and not with a view to distribution or resale thereof, except as to the distribution to members of Seller (“Seller Members”) following the Closing, which distribution shall comply with the Securities Act and any other applicable federal or state securities law. Seller shall only distribute Buyer Membership Units and shares of Parent Stock to those Seller Members who certify to Seller, or Seller determines, that they are an “Accredited Investor” as such term is defined under the Securities Act.[1] Seller further represents that it is an Accredited Investor.

(b) Seller represents and warrants that it and each Seller Member who is an Accredited Investor has such business or financial expertise as to be able to protect its own interests in connection with an investment in the Buyer Membership Units or Parent Stock, as the case may be. Seller further represents that it has such knowledge and experience in financial and business matters that it and each of the Seller Members who are Accredited Investors is capable of evaluating the merits and risk of such investment.

(c) Seller acknowledges that Buyer and Parent have made available to it the opportunity to ask questions of and receive answers from Buyer’s and Parent’s management, including its officers and directors, concerning the business and financial condition of Buyer and Parent, and Seller has received such information about the business and financial condition of Buyer and Parent as it has requested. Seller understands that the Buyer Membership Units and Parent Stock are speculative investments, which involve a high degree of risk of loss of its entire investment.

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(d) Seller acknowledges that the Buyer Membership Units and Parent Stock are restricted and have not been registered under the Securities Act or any similar state securities law and that it must bear the economic risk of investment for an indefinite period of time. Seller further acknowledges that the Buyer Membership Units and Parent Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, unless pursuant to an exemption from registration under the Securities Act. In this regard, Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and that neither Buyer, Parent nor any of their respective representatives has made any representation, warranty, or covenant whatsoever as to whether any such exemption is, or will become, available.

(e) No Seller Membership Unit or share of Parent Stock shall be distributed or otherwise transferred to any Member of Seller that is not an accredited investor.

4.18 Company Organizational Matters.

(a) The Company’s Articles of Organization are in the form attached hereto as Exhibit G.

(b) The Company’s Operating Agreement is in the form attached hereto as Exhibit H.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

As a material inducement to Seller’s willingness to enter into and perform this Agreement, Buyer and Parent hereby represent and warrant to Seller that:

5.1 Organization.

(a) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly licensed, authorized and qualified to do business and in good standing in the State of California.

(b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly licensed, authorized and qualified to do business and in good standing in the State of California.

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5.2 Authority.

(a) This Agreement has been duly executed and delivered by Buyer and Parent. No other proceedings on the part of Buyer or Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b) This Agreement is a valid and binding obligation of each of Buyer and Parent enforceable against each of Buyer and Parent in accordance with its terms, except as may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally or by rules of law governing specific performance, injunctive relief or other equitable principles (regardless of whether such principles are considered in a proceeding at law or in equity).

5.3 Buyer. Buyer has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the date hereof has engaged in no other business activities and has incurred no liabilities or obligations other than as contemplated herein. Parent is the sole member of Buyer. All of the outstanding equity interests in Buyer are owned by Parent, free and clear of any Encumbrances. Buyer has no outstanding options, warrants, rights or other agreements pursuant to which any person other than Parent may acquire any equity security of Buyer. Buyer has not made and will not make an election to be taxed as an association without the consent of Seller or its assigns, which consent may be withheld for any or no reason.

5.4 Sufficient Funds. Buyer has and at the Closing will have immediately available funds sufficient to (i) pay the aggregate Closing Cash Consideration and any other payments contemplated in this Agreement due at Closing, (ii) pay all fees and expenses to be paid by Buyer related to the transactions contemplated by this Agreement and (iii) conduct the Business as currently conducted immediately following the Closing.

5.5 Compliance with Securities Laws. Each of Buyer and Parent has complied with all applicable federal and state securities laws in connection with any and all financing activities it has or is conducting in relation to the financing required to affect the transaction contemplated by this Agreement (the “Pre-Acquisition Financings”) and all disclosures contained in the offering documents delivered to investors participating in any such Pre-Acquisition Financings did not and will not contain any misstatements or omissions of a material fact that would make the disclosures misleading.

5.6 Ownership Interests of Buyer.

(a) Immediately following the Closing there will be 10,000 membership interests of Buyer issued and outstanding. The rights, preferences, privileges and restrictions of the membership interests of Buyer as agreed to by Seller and Parent are as stated in the Buyer Operating Agreement.

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(b) As of the date hereof there are no existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which Buyer is a party requiring the issuance, sale or transfer by Buyer of any Buyer Membership Units or any additional units of membership interest or other equity securities of Buyer or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase units of membership interest of Buyer or other equity securities of Buyer.

(c) All units of Buyer’s membership interests have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued and granted in all material respects in compliance with all applicable securities laws. All units of Buyer membership interest which may be issued pursuant to the transactions contemplated hereby, when issued in accordance with the terms hereof, will be a membership interest that is duly authorized, validly issued, fully paid and nonassessable, free and clear of any Encumbrances created by Buyer (including restrictions on rights of disposition other than restrictions created under applicable securities laws) and not subject to any preemptive rights created by statute, the certificate of formation or the Buyer Operating Agreement or any Contract to which Buyer is a party or by which it is bound.

5.7 Capitalization of Parent.

(a) As of the date hereof, the authorized capital of Parent consists of 100,000,000 shares of common stock, of which 41,200,000 shares will be issued and outstanding as of the Closing. The rights, preferences, privileges and restrictions of the capital stock of Parent are as stated in Parent’s certificate of incorporation and its Bylaws.

(b) Except as set forth in the Silva Employment Agreement, as of the date hereof: (i) there are no existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which Parent is a party requiring the issuance, sale or transfer by Parent of any Parent Stock or any additional shares of capital stock or other equity securities of Parent or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of Parent or other equity securities of Parent; and (ii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights issued by or through Parent with respect to Parent.

(c) All shares of Parent’s common stock have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued and granted in all material respects in compliance with all applicable securities laws. All shares of Parent common stock which may be issued pursuant to the transactions contemplated hereby, when issued in accordance with the terms hereof, will be voting stock that is duly authorized, validly issued, fully paid and nonassessable, free and clear of any Encumbrances created by Parent (including restrictions on rights of disposition other than restrictions created under applicable securities laws) and not subject to any preemptive rights created by statute, the certificate of incorporation or bylaws of Parent or any Contract (except for the Silva Employment Agreement and this Agreement) to which Parent is a party or by which it is bound.

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5.8 Fees or Commissions. Buyer (including its officers, directors and employees) has not employed any broker, agent or finder or incurred any Liability for any brokerage fees, agent’s commissions or finder’s fee or similar obligation in connection with the transactions contemplated in this Agreement.

5.9 No Conflicts; Consents. The execution, delivery and performance by Buyer and Parent of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

(a) Conflict with or result in a violation or breach of, or default under, any provision of the Buyer Operating Agreement or any other organizational documents of Buyer or Parent;

(b) Conflict with or result in a violation or breach of any provision of any Law applicable to Buyer or Parent; or

(c) No consent, approval, Permit, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or Parent in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO CLOSING; COVENANTS

6.1 Conditions to Obligation of Seller. The obligations of Seller to consummate the transactions in connection with the Closing are subject to satisfaction or waiver of the following conditions:

(a) The representations and warranties set forth in Article V above shall be true and correct in all respects at and as of the Closing (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s or Parent’s, as applicable, ability to consummate the transactions contemplated hereby;

(b) Each of Buyer and Parent shall have performed and complied with all of its agreements, covenants and conditions hereunder that are to be performed on or prior to the Closing;

(c) No action, suit, or proceeding shall be pending or threatened before any court or Governmental Authority or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of the transactions contemplated hereby, (ii) cause the transactions contemplated hereby to be rescinded following their consummation, or (iii) affect adversely the right of Buyer to own the Company Membership Units (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect), and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or prohibiting consummation of said transactions, except as disclosed;

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(d) All actions to be taken by each of Buyer and Parent in connection with the consummation of the transactions contemplated hereby and all certificates, instruments of assumption, instruments and other documents required to effect the transactions will be reasonably satisfactory in form and substance to Seller;

(e) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.1(a) and Section 6.1(b) have been satisfied (the “Buyer Closing Certificate”); and

(f) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 6.1(a) and Section 6.1(b) have been satisfied (the “Parent Closing Certificate”).

6.2 Conditions to Obligation of Buyer and Parent. The obligation of Buyer and Parent to consummate the transactions in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a) The representations and warranties set forth in Article IV above shall be true, correct, complete and not misleading in all material respects at and as of the Closing (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby and the information contained in all of the schedules and exhibits to this Agreement shall be true, correct, complete and not misleading in all material regards;

(b) Seller shall have performed and complied with all of their agreements, covenants and conditions hereunder that are to be performed on or prior to the Closing;

(c) No action, suit, or proceeding shall be pending or threatened before any court or Governmental Authority or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of the transactions contemplated hereby, (ii) cause the transactions contemplated hereby to be rescinded following their consummation, or (iii) affect adversely the right of Buyer to own the Company Membership Units (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect), and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or prohibiting consummation of said transactions;

(d) All actions to be taken by Seller in connection with the consummation of the transactions contemplated hereby and all certificates, instruments of assumption, instruments and other documents required to effect the transactions will be reasonably satisfactory in form and substance to Buyer; and

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(e) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.2(a) and Section 6.2 (b) have been satisfied (the “Seller Closing Certificate”).

6.3 Public Announcements. Unless otherwise required by Law, neither Seller, Buyer nor Parent shall make any public announcements regarding this Agreement, the terms of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party. However, Buyer shall make a public announcement after Closing in a form substantially similar to Exhibit I. After Closing, Buyer may make such public announcements as it deems necessary to help develop the Business.

6.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such transfer type Taxes and fees (including any penalties and interest) incurred in connection with the capital contribution and sale of the Company Membership Units hereunder shall be borne and paid equally by Seller and Buyer when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as reasonably necessary).

6.5 Third Party Consents. To the extent that the rights of Seller under any Assigned Contract or Permit shall require the consent of any other party to be assigned to Buyer, Seller shall obtain such consents prior to closing. If Seller requires the commercially reasonable cooperation of Buyer to obtain such consent, Buyer shall provide same.

6.6 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other documents to be delivered hereunder.

6.7 Confidentiality. For a period of five (5) years following the Closing Date, neither Seller nor any of its members, shall, directly or indirectly, disclose, divulge or make use of any trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to the Business, except to the extent that (i) such information shall have become public knowledge other than by breach of this Agreement by Seller, (ii) disclosure of such information is required by law or legal process (but only after Seller has provided Buyer with reasonable notice and opportunity to take action against any legally required disclosure) or (iii) is independently developed by Seller without breach of this Agreement.

6.8 LVS Promissory Note. On or prior to the Closing Date, Seller shall pay to LVS & Associates, LLC the amount of Two Hundred Sixty-Five Thousand Dollars ($265,000) in full satisfaction of that certain Non-Negotiable Promissory Note, dated as of January 31, 2013, made by Seller in favor of LVS & Associates, LLC in the principal amount of Five Hundred Ninety Thousand Dollars ($590,000).

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6.9 No Issuance of Additional Parent Stock or Buyer Membership Units.

(a) Following the date hereof and through and including the Closing Date, except as set forth in the Silva Employment Agreement and pursuant to the transactions contemplated herein, Parent shall not issue any options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which Parent is a party requiring the issuance, sale or transfer by Parent of and shares of Parent Stock or any additional shares of capital stock or other equity securities of Parent or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of Parent or other equity securities of Parent.

(b) Following the date hereof and through and including the Closing Date, except pursuant to the transactions contemplated herein, Buyer shall not issue any options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which Buyer is a party requiring the issuance, sale or transfer by Buyer of any Buyer Membership Units or any additional units of membership interest or other equity securities of Buyer or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase units of membership interest of Buyer or other equity securities of Buyer.

6.10 Tax Treatment of Transaction and Allocation of Purchase Price.

(a) All Parties agree to treat the transaction contemplated under this Agreement as a partial sale by Seller and purchase by Buyer of an undivided interest in the assets of the Company equal to seventy-four percent (74%) of the Company Membership Units and a contribution to the capital of Buyer under Section 721(a) of the Code of twenty-six percent (26%) of the Company Membership Units.

(b) Buyer and Seller recognize their mutual obligations pursuant to Section 1060 of the Code to timely file separate IRS Forms 8594 (and supplemental IRS Forms 8594, if required), with respect to the treatment as a sale of an undivided interest in the assets of the Business with each of their respective federal income Tax Returns and to comply with any similar provisions of state Law (the “Asset Acquisition Statements”). Accordingly, Buyer and Seller agree to cooperate in the preparation of the Asset Acquisition Statements for timely filing in each of their respective federal income Tax Returns and any applicable foreign, state or local Tax Return in accordance with a written statement (the “Statement of Allocation”) setting forth an allocation of the Purchase Price among the assets of the Business to be utilized on IRS Form 8594 (as applicable for each Statement of Allocation).

(c) On or before the 120th day after the Closing Date, Buyer shall prepare and deliver to Seller the proposed Statement of Allocation. If Seller approves the Statement of Allocation, then, unless otherwise prohibited by Law, all federal, state and local income Tax Returns of Buyer and Seller shall be filed consistently with the allocations made pursuant to the Statement of Allocation. If Seller does not approve the Statement of Allocation, Buyer and Seller shall make good faith efforts to agree on the allocation of the consideration among the Acquired Assets. If no agreement can be reached, Seller and Buyer shall prepare separate IRS Form 8594s.

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(d) All the Parties agree that each shall (i) be bound by the allocation set forth in the agreed upon Statement of Allocation determined in accordance with this Section 6.10, (ii) report the transaction to all Tax authorities for all Tax purposes in accordance with such allocation (including without limitation the filing of the IRS Forms 8594) and (iii) take no position inconsistent with such allocation in any proceeding before any Tax authority.

6.11 Exchange of Buyer Membership Units. Notwithstanding anything in this Agreement to the contrary, each of Parent and Buyer shall use commercially reasonable efforts to ensure that prior to the Parent going public due to an initial public offering or a merger initiation or consummation with a public company, Buyer shall be first merged with, or be acquired by the Parent (“Parent Merger”) as long as such transaction does not have a material adverse effect on Buyer or Parent. To the extent such transaction is possible with commercially reasonable efforts that does not have a materially adverse effect on Buyer or Parent, such transaction shall be done in a transaction that (i) qualifies as a tax free reorganization under section 368(a)(1) of the Code, and (ii) the Buyer Membership Units held by such Seller Members are exchanged for shares of the entity going public or the existing public company. The conversion shall be based upon the percentage of the Buyer held at the time of the transaction by Seller, adjusted by the dilution caused by any additional shares of the Parent issued between the time of the Closing and the time of the conversion, provided, that, subsequent to the Closing, no share of Parent Common stock shall be sold or transferred for less than $0.14 per share. Seller, or if Seller is no longer in legal existence, the Seller Members who hold Buyer Membership Units, agrees that it will reasonably cooperate in any such Parent Merger and that neither Seller nor any Seller Member who holds Buyer Membership Units will transfer any Membership Unit of Buyer to any Person who does not agree, in writing, to participate in any such Parent Merger. In the event of any such Parent Merger, it is agreed that a majority of interest in Buyer shall have drag-along rights with respect to all remaining members of Buyer. As used herein, the provisions of this Section shall also apply to any Buyer Membership Interest held in any escrow existing pursuant to Section 7.7 of this Agreement.

6.12 Dissolution of Seller. Seller shall not, and the Seller Members shall not cause Seller to, dissolve or liquidate during the thirty (30) month period following the Closing Date. Upon the expiration of such 30-month period and the dissolution and liquidation of Seller, Seller may assign any of its rights or obligations under this Agreement to the Seller Members.

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ARTICLE VII

INDEMNITY

7.1 Indemnity by Seller. Seller will indemnify, reimburse, defend and hold harmless Buyer and its subsidiaries, parents, officers and directors from and against and with respect to any and all demands, claims, actions, causes of action, assessments, fines, losses, damages, liabilities, interest, penalties, costs, and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith) (“Losses”) resulting from, arising out of, relating to, or incurred by reason of any breach of any representation, warranty, covenant, or agreement of Seller contained in this Agreement or any agreement, certificate, instrument, or document executed and delivered by Seller pursuant hereto.

7.2 Indemnity by Buyer. Buyer will indemnify, reimburse, defend, and hold harmless Seller and its respective subsidiaries, members, officers and directors from and against and with respect to any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of any representation, warranty, covenant, or agreement of Buyer contained in this Agreement or any agreement, certificate, instrument, or document executed and delivered by Buyer pursuant hereto.

7.3 Method of Asserting Claims. The Party making a claim under this Article VII is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.3(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.3(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions to Section 6.8) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.3(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.3(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.4 Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.5 Limitations.

(a) Notwithstanding the foregoing in this Article VII, the Parties shall not be liable under this Article VII for any Losses unless and until the aggregate amount of Losses incurred or suffered by the Indemnified Party for which the Indemnified Party is entitled to recovery under this Agreement exceeds an aggregate of Fifty Thousand Dollars ($50,000), at which point the Indemnifying Party shall be liable for all Losses.

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(b) The aggregate amount of all Losses for which the Indemnified Party shall be liable pursuant to Section 7.1 or Section 7.2, as the case may be, shall not exceed One Million Dollars ($1,000,000) and shall be subject to Section 7.7 below.

(c) Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(e) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

7.6 Exclusive Remedy. Subject to Section 9.8, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement and claims for equitable relief made with respect to breaches of any covenant or agreement contained in this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII subject to the exceptions set forth in the first sentence of this Section 7.6. Nothing in this Section 7.6 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.8 or to seek any remedy on account of fraud or criminal activity by any party hereto.

7.7 Sole Source of Recovery. Buyer and Parent’s sole source of recovery for any amount to which Buyer or Parent claims to be entitled from Seller, including any amounts that may be owed under this Article VII or otherwise (except for claims based upon fraud), and subject to the limitations of Section 7.5(a) and Section 7.5(b), shall be solely satisfied as follows: (i) First, Buyer shall be entitled to set off against amounts otherwise payable by Parent to Seller under Section 2.3(b) pursuant to the terms of the Deferred Payment Note I until all amounts, reduced to present value, due thereunder are paid in full or exhausted as a result of indemnity claims (such offset shall be self-executed upon a claimed indemnity) and (ii) Second, from the Escrow Amount, pursuant to the terms of the Escrow Agreement to be entered into by and among Seller, Buyer and Escrow Agent, substantially in the form attached hereto as Exhibit J (the “Escrow Agreement”); provided, that any amounts paid to Buyer from the Escrow Amount in satisfaction of Seller’s obligations under this Article VII must first be in the form of cash and once the cash in the Escrow Amount is exhausted, in the form of Buyer Membership Units. On or prior to July 23, 2016, Seller and Buyer shall jointly instruct the Escrow Agent to deliver the certificates representing the Buyer Membership Units to Seller and to distribute the cash balance of the Escrow Amount to one or more bank accounts designated by Seller within such instruction. If the Escrow Agent receives from Buyer, prior to July 23, 2016, one or more notices that Buyer has made one or more indemnity claims based on an allegation of fraud or otherwise, then the Escrow Agent shall be instructed not distribute the portion of the Escrow Amount that is the subject of such claim(s) until the Escrow Agent shall receive a joint instruction from Buyer and Seller in respect thereof or an order of a court of competent jurisdiction that Buyer is not entitled to indemnification or an award for damages in connection with such claim(s).

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ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

8.1 Nature and Survival of Representations. All representations and warranties of Seller, Parent and Buyer made in this Agreement will survive the Closing Date and shall remain in full force and effect for eighteen (18) months following the Closing.

8.2 Post-Closing Survival. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

ARTICLE IX

MISCELLANEOUS

9.1 Amendment or Supplement; Waiver. This Agreement may only be amended or supplemented by mutual written agreement of the Parties hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver with respect to any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.2 Expenses. Each Party hereto will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Agreement, including fees and expenses of its own brokers, financial consultants, accountants and counsel.

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9.3 Entire Agreement. This Agreement (including all exhibits and schedules attached hereto), and the Closing documents being executed herewith contain the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

9.4 Assignment. None of the Parties hereto may assign any of its rights or obligations under this Agreement to any other person (except as otherwise specifically provided herein), except that Buyer may assign all its rights and obligations hereunder to any of its subsidiaries without any other Party’s consent, but such assignment by Buyer will not relieve it of its obligations for the ultimate performance thereof.

9.5 Notices. All notices and other communications which are required or permitted hereunder will be in writing and sufficient if delivered personally (with written confirmation of receipt), sent by facsimile, sent via electronic mail, sent via registered mail or sent by a nationally recognized overnight express service addressed as follows:

If to Buyer or Parent:	Muscle Maker Brands, LLC.
Attn: Tim M. Betts
18818 Teller Avenue, Suite 115
Irvine, CA 92612

With a copy to:	Lawrence I. Washor, Esq.
21800 Oxnard Street, Suite 790
Woodland Hills, CA 91367

If to Seller:	Muscle Maker Franchising, LLC.
Attn: Robert Morgan
15 Prospect Lane, Suite 2AB
Colonia, NJ 07067

With a copy to:	Wiggin and Dana LLP
Attn: Dean T. Fournaris, Esq.
Two Liberty Place
50 S. 16th Street, Suite 2925
Philadelphia, PA 19102

or at such other address as Buyer, Parent or Seller may designate by ten (10) days advance written notice to the other Party hereto. The copies to Messrs. Washor and Fournaris do not constitute notice but must be sent to perfect notice on the parties.

9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of California

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9.7 Submission to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE COUNTY OF ORANGE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.8 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

9.9 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

9.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

9.11 Counterparts/Electronic Signatures. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement. Signatures transmitted via facsimile, ..pdf or other electronic transmission will constitute original signatures.

9.12 Exhibits and Schedules. All exhibits and schedules (including the Disclosure Schedule) attached to this Agreement are incorporated into this Agreement by reference.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed effective as of the day and year first above written.

MUSCLE MAKER BRANDS, LLC

By:	/s/ Tim Betts
Name:	Tim Betts
Title:	Manager

MUSCLE MAKER, INC.

By:	/s/ Tim Betts
Name:	Tim Betts
Title:	President

MUSCLE MAKER FRANCHISING, LLC

By:	/s/ Rodney Silva
Name:	Rodney Silva
Title:	Chairman and Managing Member

MMF TARGET, LLC

By: Muscle Maker Franchising, LLC, its sole member

By:	/s/ Rodney Silva
Name:	Rodney Silva
Title:	Chairman and Managing Member

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